As filed with the Securities and Exchange Commission on October 16, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARAVIVE, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-4106690
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

LyondellBasell Tower

1221 McKinney Street, Suite 3200

Houston, Texas 77010

(Address, including zip code, of principal executive offices)

Aravive, Inc. 2014 Equity Incentive Plan

Aravive, Inc. 2014 Employee Stock Purchase Plan

Aravive, Inc. 2017 Equity Incentive Plan (formerly the Aravive Biologics, Inc. 2017 Equity Incentive Plan)

Aravive, Inc. 2010 Equity Incentive Plan, as amended (formerly the Aravive Biologics, Inc. 2010 Equity Incentive Plan, as amended)

(full title of the plans)

Jay P. Shepard

Chief Executive Officer

Aravive, Inc.

LyondellBasell Tower

1221 McKinney Street, Suite 3200

Houston, Texas 77010

(936) 355-1910

(Name, address of and telephone number, including area code, of agent for service)

Copies to:

Kenneth L. Guernsey
Barbara A. Kosacz
Michael E. Tenta
Cooley LLP
101 California Street, 5th Floor
San Francisco, CA 94111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common stock, $0.0001 par value per share	2,163,458 (2)	(3)	$7,457,638.02	$903.87

(1)

Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s common stock that become issuable under the Aravive plans set forth herein, which were assumed by the Registrant in connection with the Merger, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)

Represents shares of common stock of the Registrant (a) automatically added to the shares authorized for issuance under the Registrant’s 2014 Equity Incentive Plan (the “2014 EIP”) on January 1, 2018 pursuant to an “evergreen” provision contained in the 2014 EIP, (b) automatically added to the shares authorized for issuance under the Registrant’s 2014 Employee Stock Purchase Plan (the “2014 ESPP”) on January 1, 2018 pursuant to an “evergreen” provision contained in the 2014 ESPP, (c) issuable pursuant to outstanding stock options originally granted under the plans of Aravive Biologics, Inc. (“Aravive”) set forth herein and (d) reserved for future grant under the plans of Aravive set forth herein and assumed by the Registrant pursuant to an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of June 3, 2018, by and among the Registrant, Aravive and Velo Merger Sub, Inc. Pursuant to the Merger Agreement, each outstanding in-the-money option to purchase shares of Aravive common stock under (and each other equity award under) the Aravive plans set forth herein were converted into an option to purchase 2.2801 shares of the Registrant’s common stock for each share of Aravive common stock covered by such option immediately at the effective time of the Merger.

(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon (a) $0.76 and $0.22, the weighted average exercise price per share of the outstanding options under the Aravive Biologics, Inc. 2017 Equity Incentive Plan and the Aravive Biologics, Inc. 2010 Equity Incentive Plan, as amended, respectively, and (b) the average of the high and low prices of the Registrant’s common stock as reported on The NASDAQ Global Select Market as of October 12, 2018, each (a) and (b) as adjusted to reflect a reverse split of the Registrant’s common stock at a ratio of 1-for-6 on October 16, 2018. The chart below details the calculations of the registration fee:

Securities	Number of Shares of Common Stock(1)(2)		Offering Price Per Share(3)	Aggregate Offering Price(3)
Common stock reserved for issuance pursuant to the 2014 Equity Incentive Plan	269,536	(2)(a)	$7.14	$1,924,487.04
Common stock reserved for issuance pursuant to the 2014 Employee Stock Purchase Plan	50,000	(2)(b)	$6.07	$303,450.00
Common stock issuable upon the exercise of outstanding options originally granted under the Aravive Biologics, Inc. 2017 Equity Incentive Plan	475,985	(2)(c)	$0.76	$361,748.60
Common stock issuable upon the exercise of outstanding options originally granted under the Aravive Biologics, Inc. 2010 Equity Incentive Plan, as amended	707,965	(2)(c)	$0.22	$155,752.30
Common stock reserved for future grant under Aravive, Inc. 2017 Equity Incentive Plan	551,133	(2)(d)	$7.14	$3,935,089.62
Common stock reserved for future grant under the Aravive, Inc. 2010 Equity Incentive Plan, as amended	108,839	(2)(d)	$7.14	$777,110.46
Proposed Maximum Aggregate Offering Price				$7,457,638.02

Registration Fee				$903.87

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Aravive, Inc. (f/k/a Versartis, Inc.) (the “Registrant” or the “Company”) to register an aggregate 2,163,458 shares of the Registrant’s common stock, par value $0.0001 per share (the “Company Common Stock”), after giving effect to a reverse split of Company Common Stock at a ratio of 1-for-6 on October 16, 2018, for the purpose of registering (i) 1,843,922 shares of Company Common Stock issuable under the plans and awards set forth herein, which plans and awards were converted or assumed, as applicable, in connection with the Merger described below, (ii) 269,536 shares of Company Common Stock that were automatically added to the shares authorized for issuance under the 2014 EIP on January 1, 2018 pursuant to an “evergreen” provision contained in the 2014 EIP and (iii) an additional 50,000 shares of Company Common Stock that were automatically added to the shares authorized for issuance under the 2014 ESPP on January 1, 2018 pursuant to an “evergreen” provision contained in the 2014 ESPP.

The Company entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated as of June 3, 2018, by and among the Company, Aravive Biologics, Inc. (“Aravive”) and Velo Merger Sub, Inc. (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into Aravive (the “Merger”), with Aravive surviving the Merger as a wholly-owned subsidiary of the Company. Immediately following the Merger, the name of the Company was changed from “Versartis, Inc.” to “Aravive, Inc.” At the effective time of the Merger, (a) each outstanding share of capital stock of Aravive (other than any shares held as treasury stock), was converted into the right to receive 2.2801 shares of the Company Common Stock, without giving effect to an adjustment for any reverse stock split, and (b) each outstanding Aravive stock option, all of which were in-the-money, whether vested or unvested, that had not previously been exercised prior to the effective time of the Merger was converted into an option to purchase 2.2801 shares of the Company Common Stock for each share of Aravive common stock covered by such option. The Company Common Stock trades on The NASDAQ Global Select Market under the trading symbol “ARAV”. The Company is considered the successor to Aravive for certain purposes under both the Securities Act and Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available upon written request to: Vice President, Finance, LyondellBasell Tower, 1221 McKinney Street, Suite 3200, Houston, Texas 77010, (936) 355-1910.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Registrant incorporates by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold (such documents, and the documents listed below, being hereinafter referred to as “Incorporated Documents”):

•	Registrant’s Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2017, filed with the Commission on April 11, 2018;

•	Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on March 6, 2018;

•	Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, filed with the Commission on May 8, 2018 and August 8, 2018, respectively;

•	Registrant’s Current Reports on Form 8-K filed with the Commission on January 1, 2018, January 25, 2018, May 8, 2018, June 4, 2018, September 20, 2018, October 5, 2018 and October 16, 2018; and

•

The description of the Registrant’s common stock which is contained in a registration statement on Form 8-A filed on March 19, 2014 (File No. 001-36361) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to a corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change the directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Company has adopted provisions in its certificate of incorporation which eliminate to the fullest extent permissible under applicable law the liability of its directors for monetary damages.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Registrant’s certificate of incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and Registrant’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. Registrant has entered into indemnification agreements with its directors and officers whereby it has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Company, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Company. At present, there is no pending litigation or proceeding involving a director or officer of the Company regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification. The Company intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Document

4.1(1)	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

4.2(2)	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

4.3(3)	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect.

4.4(4)	Amended and Restated Bylaws of the Registrant, as currently in effect.

4.5(5)	Aravive, Inc. 2014 Equity Incentive Plan.

4.6(6)	Form of Option Agreement and Option Grant Notice under the 2014 Equity Incentive Plan.

4.7(7)	Form of 2014 Equity Incentive Plan Restricted Stock Unit Grant Notice and Restricted Stock Unit Award Agreement.

4.8(8)	Aravive, Inc. 2014 Employee Stock Purchase Plan.

4.9*	Aravive, Inc. 2017 Equity Incentive Plan.

4.10*	Aravive, Inc. 2010 Equity Incentive Plan, as amended.

5.1*	Opinion of Cooley LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of BDO USA, LLP, Aravive Biologics, Inc.’s Independent Auditor.

23.3*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Form S-8).

* Filed herewith.

(1)	Filed as Exhibit 3.1 to Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 26, 2014, and incorporated herein by reference.
(2)	Filed as Exhibit 3.1 to Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 16, 2018, and incorporated herein by reference.
(3)	Filed as Exhibit 3.2 to Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 16, 2018, and incorporated herein by reference.
(4)	Filed as Exhibit 3.4 to Registrant’s Registration Statement on Form S-1 (File No. 333-193997), filed with the Securities and Exchange Commission on March 6, 2014, and incorporated herein by reference.
(5)

Filed as Exhibit 10.6 to Registrant’s Registration Statement on Form S-1 (File No. 333-193997), filed with the Securities and Exchange Commission on March 6, 2014, and incorporated herein by reference.

(6)

Filed as Exhibit 99.5 to Registrant’s Registration Statement on Form S-8 (File No. 333-194949), filed with the Securities and Exchange Commission on April 1, 2014, and incorporated herein by reference.

(7)	Filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 17, 2014, and incorporated herein by reference.
(8)

Filed as Exhibit 10.9 to Registrant’s Registration Statement on Form S-1 (File No. 333-193997), filed with the Securities and Exchange Commission on March 6, 2014, and incorporated herein by reference.

Item 9. Undertakings.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 16th day of October, 2018.

ARAVIVE, INC.

By:	/s/ Jay P. Shepard
Jay P. Shepard
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jay P. Shepard and Vinay Shah, and each of them, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jay P. Shepard	Chief Executive Officer and Director	October 16, 2018
Jay P. Shepard	(Principal Executive Officer)

/s/ Vinay Shah	Chief Financial Officer	October 16, 2018
Vinay Shah	(Principal Financial Officer)

/s/ Kevin Haas	Vice President, Finance	October 16, 2018
Kevin Haas	(Principal Accounting Officer)

/s/ Srinivas Akkaraju	Director	October 16, 2018
Srinivas Akkaraju, M.D., Ph.D.

/s/ Amato Giaccia	Director	October 16, 2018
Amato Giaccia, Ph.D.

/s/ Robert E. Hoffman	Director	October 16, 2018
Robert E. Hoffman

/s/ Shahzad Malik	Director	October 16, 2018
Shahzad Malik, M.D.

/s/ Raymond Tabibiazar	Director	October 16, 2018
Raymond Tabibiazar, M.D.

/s/ Eric Zhang	Director	October 16, 2018
Eric Zhang